Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statements on Amendment No. 7 to Form S-4 (Registration No. 333-283019) of Denali Capital Acquisition Corp., of our report dated April 21, 2025, relating to the financial statements of Semnur Pharmaceuticals, Inc., as of December 31, 2024 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty, and the use of a carve-out basis of accounting discussed in Notes 1 and 2). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pipara & Co LLP

Delhi, India

August 12, 2025